Tait, Weller & Baker LLP was previously the independent registered public accounting firm for the Trust. Effective October 2, 2017, that firm resigned and was replaced by Cohen & Company, Ltd. (“Cohen”) Cohen’s appointment as the independent registered public accounting firm for the Trust was recommended by the audit committee of the board of trustees and approved by the full board.
During the past two fiscal years ended November 30, 2016 and 2015, and the subsequent interim period through October 2, 2017, there were no: (1) disagreements with Tait, Weller & Baker LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.
The audit reports of Tait, Weller & Baker LLP on the financial statements of the Trust as of and for the years ended November 30, 2016 and 2015 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
A copy of a letter from Tait, Weller & Baker LLP concerning their agreement with these statements is included below.

 December 22, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Innovator McKinley Income Fund and Innovator IBD 50® ETF (formerly IBD 50® Fund), each a series of shares of the Innovator ETFs Trust (formerly Academy Funds Trust),
 Commission File Number 811-22135.

Dear Sirs/Madams:

We have received a copy of, and are in agreement with, the statements being made by the Innovator ETFs Trust, pursuant to Item 304(a) of Regulation S-K in its Form N-SAR for the period ended October 31, 2017, captioned “Change of Independent Registered Public Accounting Firm.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form N-SAR.

 Sincerely,

 /s/ TAIT, WELLER & BAKER LLP

cc:  John W. Southard
     Innovator ETFs Trust
     (formerly Academy Funds Trust)
     120 N. Hale Street, Suite 200
     Wheaton, IL 60187